EDDIE BAUER REPORTS MARKEDLY IMPROVED SECOND QUARTER RESULTS

Comp Store Sales Increase 8.6%; EBITDA Up by $12 Million to $9.2 Million

SEATTLE, WA, August 7, 2008 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported improved financial performance for the second quarter and the first half of 2008, driven by higher comparable store sales, better gross margins, and lower SG&A expense. As a result, earnings before interest expense, income taxes, and depreciation and amortization (EBITDA) increased by $12.0 million to $9.2 million for the second quarter of 2008, while year-to-date EBITDA loss was narrowed to a $5.9 million loss from $28.6 million in the year-ago period.

SECOND QUARTER RESULTS

Total comparable store sales (retail and outlet stores combined) for the second quarter of 2008 rose 8.6% on top of a 0.9% gain in last year’s second quarter. Comparable retail store sales increased by 11.2%, on top of a 4.6% gain in last year’s second quarter, while comparable outlet store sales increased by 4.3% compared to a 4.5% decrease in the prior year quarter. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year. Sales from the Company’s direct channel, which includes its catalogs and website, decreased 2.1% in the second quarter of 2008 compared to a 6.4% increase during the prior year second quarter on substantially reduced circulation.

Total revenues increased by $6.0 million to $233.0 million as compared to $227.0 million in the second quarter of 2007. Total revenues included:

•	net merchandise sales of $220.9 million, an increase of 3.8%, as compared to $212.9 million in the second quarter of 2007;

•	shipping revenues of $8.5 million, a 4.2% decrease, as compared to $8.9 million in the second quarter of 2007;

•	licensing royalty revenues of $2.7 million, a decrease of $0.8 million, as compared to $3.5 million in the second quarter of 2007, primarily due to decreases in royalties for sales of home furnishings and sport utility vehicles; and

•	royalty revenues from foreign joint ventures of $0.8 million, a $0.7 million decrease, as compared to $1.5 million in the second quarter of 2007, which reflected reduced revenues from a new license agreement with the acquiror of the Company’s interests in a joint venture in Germany.

Net merchandise sales for the second quarter of 2008 included $160.7 million of net sales from the Company’s retail and outlet stores, an increase of 6.2% from the prior year quarter’s net sales of $151.4 million. Net merchandise sales from the Company’s direct channel were $60.2 million, which represented a 2.1% decrease from the second quarter of 2007 and reflected lower net merchandise sales from its catalogs, driven by a planned reduction in catalog circulation.

Gross margin for the second quarter of 2008 totalled $83.6 million, representing an increase of $8.3 million from $75.3 million for the second quarter of 2007. Gross margin percentage for the second quarter of 2008 increased to 37.9%, compared to 35.4% for the year-ago period, due primarily to higher merchandise margins, lower long-term net customer loyalty program costs as a percentage of net merchandise sales and decreases in occupancy costs due to fully amortized fresh-start adjustments for leasehold improvements.

For the second quarter of 2008, the Company’s operating income improved by $10.3 million to $0.2 million as compared to an operating loss of $10.1 million for the second quarter of 2007. The improvement in operating income was primarily driven by higher gross margin dollars and a $4.0 million decrease in selling, general and administrative (SG&A) expenses as compared to the prior year quarter. The decrease in SG&A expenses during the second quarter resulted from reduced outsourced professional services, decreased marketing, advertising and promotion costs, primarily through planned reductions in less productive catalog circulations, and a decline in depreciation expenses due to fully amortized fresh-start adjustments, which were partially offset by lower expenses capitalized into inventory and higher incentive plan accruals.

“Overall, this was a good quarter for Eddie Bauer, particularly in light of the tough economic and retail climate. I am pleased with the progress we are making in our five point turnaround program and that tangible results are starting to show,” said Neil Fiske, Chief Executive Officer. “Sales and profits were up, inventory and SG&A down. Still, we reiterate that this is a multi-year turnaround effort and that the external environment for the remainder of 2008 requires caution.”

Net loss for the second quarter of 2008 of $0.1 million, or approximately breakeven on a per share basis, compares to a net loss of $22.2 million, or $0.73 per diluted share, in the second quarter of 2007. The improvement in the second quarter net loss was driven by the $10.3 million increase in operating income; a decline in the Company’s non-cash expense associated with the fair value adjustment related to its convertible note derivative liability of $1.4 million in the current year quarter as compared to $6.1 million in the prior year quarter; and a $6.5 million higher income tax benefit. The higher income tax benefit recognized during the second quarter of 2008 reflected a higher effective tax rate versus the prior year quarter, driven primarily by a reduction in 2007 taxable income associated with the Company’s Canadian subsidiaries. During the second quarter of 2008, the Company completed a transfer pricing study as part of the preparation of its 2007 Canadian tax return. As a result the Company recognized a $2.9 million reduction in Canadian tax expense and an additional $2.1 million in U.S. deferred tax benefit for future foreign earnings to be repatriated to the U.S. due to the lower Canadian taxable income. (For a more complete description, see the Company’s Report on Form 10-Q dated August 7, 2008 — “Management’s Discussion and Analysis- Income Tax Benefit”.)

EBITDA for the second quarter of 2008 of $9.2 million compares to an EBITDA loss of $2.8 million for the year-ago second quarter. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how the Company measures operating performance. See Reconciliation of Non-GAAP Financial Measures attached to this press release for a reconciliation of EBITDA to its most comparable GAAP measure — “loss before income tax benefit.” When excluding certain non-recurring and non-operational items (debt extinguishment loss, joint venture termination costs and convertible notes’ embedded derivative liability fair value changes), EBITDA was $11.2 million in the second quarter of 2008 compared to $6.6 million in the prior year quarter.

“Inventories for the quarter were down substantially as compared to the second quarter of 2007: 14.8% on a per store basis for retail; 23.7% on a per store basis for outlets; and 13.5% overall for the direct channel. About one-half of the reduction is due to timing of fall receipts this year, which is better matched to customer buying. Still, even adjusting for timing differences and store base, our inventory is down 10% on a per store basis,” said Mr. Fiske.

YEAR-TO-DATE RESULTS

Total comparable store sales (retail and outlet stores combined) rose 4.9% for the first half of 2008, on top of a 4.7% increase in the first half of 2007. Comparable retail store sales increased by 7.5%, on top of a 9.6% gain in the first half of 2007, while comparable outlet store sales rose 0.9% compared to a 2.4% decrease in the same period last year. Sales from the Company’s direct channel decreased 0.9% in the first half of 2008 as compared to an 11.2% increase during the prior year comparable period.

Total revenues increased by 1.2% to $446.3 million, compared to $441.0 million in the first half of 2007. Total revenues for the first half of 2008 included:

•	net merchandise sales of $419.2 million, an increase of 1.5% over $412.9 million in the first half of 2007;

•	shipping revenues of $17.6 million, which were flat compared with the first half of 2007;

•	licensing royalty revenues of $6.8 million, a decrease of $0.2 million from $7.0 million in the first half of 2007; and

•	royalty revenues from foreign joint ventures of $2.4 million, a decrease of $0.6 million from the first half of 2007.

Net merchandise sales for the first half of 2008 included $295.2 million of net sales from the Company’s retail and outlet stores, an increase of 2.6%, and $124.0 million of net sales from its direct channel, a decrease of 0.9% from the comparable period in 2007. This compares to $287.8 million of net sales from the Company’s retail and outlet stores and $125.1 million of sales from its direct channel in the same period last year.

Gross margin for the first half of 2008 was $138.4 million, representing an increase of $4.5 million as compared to the same period last year. Gross margin percentage for the first half of 2008 rose to 33.0%, compared to a gross margin percentage of 32.4% for the same period in 2007. The gross margin percentage increase versus the prior year was due primarily to decreases in occupancy costs due to fully amortized fresh-start adjustments for leasehold improvements and lower net customer loyalty program costs as a percentage of net merchandise sales, which were partially offset by a decline in the Company’s merchandise margins from increased markdowns taken during the first quarter of 2008 to liquidate prior year holiday product.

Operating loss declined to $25.2 million during the first half of 2008, from $49.4 million for the prior year comparable period, driven by the increase in gross margin dollars and a $20.7 million reduction in SG&A expenses. SG&A expense during the first half of 2008 included non-recurring expenses of $2.5 million of severance from the Company’s workforce reduction initiative recorded during the first quarter and a $0.6 million write-off during the second quarter resulting from the Company’s transfer of its interest in a joint venture in Germany. In the first half of 2007, SG&A expense included $16.4 million of non-recurring expenses associated with the Company’s terminated merger, resignation of the Company’s former CEO and an estimated settlement of litigation recorded during the first half of 2007.

The Company’s net loss for the first half of 2008 was $19.4 million, or a loss of $0.63 per diluted share, compared to a net loss of $67.0 million, or a loss of $2.20 per diluted share in 2007. Results for the first half of 2008 include non-operational income of $2.5 million related to the non-cash fair value adjustment on the Company’s convertible notes’ embedded derivative liability as compared to $6.1 million expense for the first half of 2007. Included in the net loss for the first half of 2007 were several non-recurring expenses totaling $19.7 million, including a loss on extinguishment of debt of $3.3 million recorded during the second quarter and the aforementioned $16.4 million of SG&A expense. Income tax benefit for the first half of 2008 was $18.8 million compared to $1.7 million in the comparable period of 2007.

EBITDA loss for the first half of 2008 improved by $22.7 million to a $5.9 million loss, compared to a $28.6 million loss in the comparable period of 2007. EBITDA for the first half of 2008 included $3.2 million in non-cash, stock-based compensation expense, as compared to $6.1 million in the same period of 2007, which included $3.2 million of accelerated stock-based compensation expense related to the resignation of the Company’s former CEO. When excluding the above-mentioned non-recurring and non-operational items, the EBITDA loss decreased to $1.3 million for the first half of 2008 as compared to $2.8 million in the comparable period of 2007.

As of June 28, 2008, the Company operated 371 stores, consisting of 252 retail stores and 119 outlet stores. During the second quarter, the Company opened five retail stores and one outlet store.

CONFERENCE CALL
The Company will host a conference call on August 7, 2008, at 1:30 pm PDT (4:30 pm EDT) to discuss its financial results for the second quarter 2008.

•	To access the live conference call, participants may dial 877-397-0298 or 719-325-4854.

•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.

•	Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through August 14, 2008 by dialing 888-203-1112 or 719-457-0820 and entering the code 7836240.

ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events. Actual results may differ from those contemplated by forward-looking statements as a result of a variety of factors, including our ability to effectuate a turnaround of Eddie Bauer and to implement new marketing, merchandising, sourcing and operations plans to rebuild the Eddie Bauer brand and increase merchandise sales; general economic conditions, a lessening of consumer confidence and modifications in consumer spending patterns; the highly competitive nature and seasonality of the retail industry generally and the segment in which we operate particularly; our ability to hire, train and retain key personnel and management; the possible lack of availability of suitable store locations on appropriate terms; our reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes and other charges and quotas on imports, local business practices and political issues and risks related to currency and exchange rates; risks associated with the price and volatility of energy supplies; risks associated with reliance on information technology, including risks related to the lack of functionality of older systems and software, the implementation of new information technology systems, service interruptions and unauthorized access to third party information; our ability to service our current debt and to continue to remain in compliance with the covenants under our term loan and revolving credit facilities; the ability of our manufacturers to deliver products in a timely manner or meet quality standards; increases in the costs for printing and mailing of our catalogs; and the other risks identified in our quarterly report on Form 10-Q dated August 7, 2008, our annual report on Form 10-K filed March 13, 2008 and other reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

—Tables Follow—

Contacts:

Investors and Media
Eddie Bauer Holdings, Inc.
Marv Toland, Chief Financial Officer 425-755-6226

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited)

	As of	As of
	June 28,	December 29,
	2008	2007
Cash and cash equivalents	$20,379	$27,596
Restricted cash	180	30,862
Accounts receivable, less allowances for
doubtful accounts of $372 and $983,
respectively	24,431	30,122
Inventories	122,163	158,223
Prepaid expenses	25,607	27,297

Total Current Assets	192,760	274,100
Property and equipment, net of accumulated
amortization of $106,662 and $90,557,
respectively	183,624	195,103
Goodwill	107,748	107,748
Trademarks	185,000	185,000
Other intangible assets, net of accumulated amortization of $25,876 and $22,332, respectively	18,140	21,668
Other assets	24,757	27,813

Total Assets	$712,029	$811,432

Trade accounts payable	$38,131	$45,102
Bank overdraft	10,460	12,915
Accrued expenses	85,267	107,036
Current liabilities related to Spiegel Creditor Trust	180	30,870
Deferred tax liabilities — current	3,725	6,356

Total Current Liabilities	137,763	202,279
Deferred rent obligations and unfavorable lease obligations	45,063	42,811
Deferred tax liabilities – noncurrent	17,875	30,490
Senior term loan	192,769	196,162
Convertible note and embedded derivative
liability, net of discount of $18,511 and $19,629,
respectively	64,732	66,113
Other non-current liabilities	5,090	7,802
Pension and other post-retirement benefit
liabilities	8,773	9,503

Total Liabilities	472,065	555,160
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares
authorized; 30,677,886 and 30,672,631
shares issued and outstanding as of June
28, 2008 and December 29, 2007,
respectively	307	307
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	591,521	588,302
Accumulated deficit	(356,128)	(336,818)
Accumulated other comprehensive income, net of
taxes of $2,787 and $2,848, respectively	4,421	4,638

Total Stockholders’ Equity	$239,964	$256,272

Total Liabilities and Stockholders’ Equity	$712,029	$811,432

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales and other
revenues	$233,006	$226,986	$446,250	$440,971
Costs of sales,
including buying
and occupancy	137,273	137,562	280,797	278,987
Selling, general
and administrative
expenses	95,496	99,543	190,627	211,340

Total operating
expenses	232,769	237,105	471,424	490,327
Operating income (loss)	237	(10,119)	(25,174)	(49,356)
Interest expense	5,549	6,316	11,023	13,122
Other income
(expense)	(1,361)	(7,665)	2,861	(6,094)
Equity in income
(losses) of foreign
joint ventures	(449)	1,270	(4,789)	(154)

Loss before income tax benefit	(7,122)	(22,830)	(38,125)	(68,726)
Income tax
benefit	(7,052)	(582)	(18,756)	(1,697)

Net loss	$(70)	$(22,248)	$(19,369)	$(67,029)

Net loss per
basic and diluted share	$—	$(0.73)	$(0.63)	$(2.20)
Weighted average
shares used to
compute net loss
per basic and diluted share	30,682,880	30,448,520	30,681,754	30,418,716

EDDIE BAUER HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in thousands)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Loss before income tax benefit	$(7,122)	$(22,830)	$(38,125)	$(68,726)
Interest expense	5,549	6,316	11,023	13,122
Depreciation and amortization	10,779	13,763	21,225	27,048

EBITDA	9,206	(2,751)	(5,877)	(28,556)
Fees and other costs related to terminated merger agreement	—	—	—	6,396
Severance charges
(2008-RIF/2007-CEO)	—	—	2,500	8,418
Litigation settlement	—	—	—	1,600
Loss on extinguishment of debt	—	3,284	—	3,284
Impairment of foreign joint venture	—	—	3,922	—
Write-off related to
foreign joint venture	606	—	606	—
Change in fair value of convertible
note embedded derivative liability	1,376	6,065	(2,499)	6,065

EBITDA, excluding certain
non-operational and non-recurring items	$11,188	$6,598	$(1,348)	$(2,793)